United Security Bancshares reports 2nd quarter net income of $2.7 million

FRESNO, CA - July 21, 2021. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the three and six months ended June 30, 2021. The Company recognized net income of $4.1 million, or $0.24 per basic and diluted share for the six months ended June 30, 2021, compared to net income of $4.8 million, or $0.28 per basic and diluted share for the six months ended June 30, 2020.

Second Quarter 2021 Highlights (at or for the quarter ended June 30, 2021, except where noted)
▪Net income for the quarter increased 34.44% to $2.7 million, compared to $2.0 million for the quarter ended June 30, 2020. The increase is primarily the result of an increase of $859,000 in loan interest income and fees, and decrease in OREO expense of $890,000.
▪Total assets increased 12.67% to $1.23 billion, compared to $1.09 billion at December 31, 2020.
▪Total loans, net of unearned fees, increased 28.69% to $842.0 million, compared to $654.3 million at December 31, 2020.
▪Total investments increased 98.12%, or $84.6 million, to $170.8 million, compared to $86.2 million at December 31, 2020.
▪Total deposits increased 14.46% to $1.09 billion, compared to $952.7 million at December 31, 2020.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.09%, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is from improved credit quality resulting from an increase in residential mortgage loans purchased during the quarter.
▪Net interest income after the provision for credit losses was $8.1 million for the quarter ended June 30, 2021, compared to $7.3 million for the quarter ended June 30, 2020.
▪Book value per share increased to $6.96, compared to $6.93 at December 31, 2020.
▪Net interest margin decreased to 3.22% from 3.39% for the quarter ended June 30, 2020.
▪Annualized average cost of deposits decreased to 0.17% from 0.21% for the quarter ended June 30, 2020.
▪Net charge-offs totaled $174,000, compared to net charge-offs of $686,000 for the quarter ended June 30, 2020.
▪Capital position remains well-capitalized with a 10.28% Tier 1 Leverage Ratio compared to 11.37% as of December 31, 2020.
▪Annualized return on average assets ("ROAA") was 0.89%, compared to 0.80% for the quarter ended June 30, 2020.
▪Annualized return on average equity ("ROAE") was 9.15%, compared to 6.80% for the quarter ended June 30, 2020.

Dennis Woods, President and Chief Executive Officer, stated: "We successfully executed the first phase of our 2021 Strategy to deploy excess cash during the second quarter, and although this improved our results for the second quarter, we will see the full impact reflected in our earnings during the third quarter and beyond. We grew our loan and investment portfolios by $189 million during the second quarter and also grew deposits by $43 million. Our outlook on growth and profitability for the second half of 2021 remains upbeat."

Results of Operations

Six Months Ended June 30, 2021:

Net income for the six months ended June 30, 2021 decreased $653,000 when compared to the six months ended June 30, 2020. The decrease is the result of the change in the fair value of junior subordinated debentures, partially offset by lower provision for credit losses. The change in fair value of junior subordinated debentures, which is caused by changes in LIBOR rates, reflected as a $1.5 million gain for the six months ended June 30, 2020, compared to a $656,000 loss for the six months ended June 30, 2021. The provision for credit losses was $1.2 million for the six months ended June 30, 2021, compared to $2.1 million for the six months ended June 30, 2020. ROAE for the six months ended June 30, 2021 was 7.00%, compared to 8.09% for the six months ended June 30, 2020. ROAA was 0.71% for the six months ended June 30, 2021, compared to 0.98% for the six months ended June 30, 2020.

The annualized average cost of deposits was 0.17% for the six months ended June 30, 2021, a decrease from 0.27% for the six months ended June 30, 2020. The decrease in the cost of deposits is primarily attributed to decreases in deposit rates made during 2020 and being fully reflected in 2021. Average interest-bearing deposits increased 19.56% between the periods ended June 30, 2020 and 2021 from $508.6 million to $608.1 million, respectively.

Net interest income for the six months ended June 30, 2021 totaled $16.9 million, an increase of $491,000, or 2.99%, from $16.4 million for the same period ended June 30, 2020. The Company's net interest margin contracted from 3.72% for the six months ended June 30, 2020 to 3.19% for the six months ended June 30, 2021. The decrease was the result of decreases in yields on loans, investment securities, and interest-bearing deposits held at the federal reserve resulting from the low interest rate environment. This decrease is partially offset by a decrease in the yield on interest-bearing liabilities. Loan yields decreased from 5.30% to 4.72% between the two periods. The yield on interest-bearing liabilities decreased from 0.50% to 0.32% between the two periods. Included in interest income for six months ended June 30, 2021 were $544,000 in fees related to SBA PPP loans.

Noninterest income for the six months ended June 30, 2021 totaled $1.2 million, a decrease of $2.6 million when compared to the $3.8 million reported for the six months ended June 30, 2020. Customer service fees totaled $1.3 million for both the six months ended June 30, 2021 and June 30, 2020. On a year-over-year comparative basis, noninterest income decreased primarily due to a loss on the fair value of junior subordinated debentures (TRUPs) of $656,000 for the six months ended June 30, 2021, compared to a gain of $1.5 million for the same period in 2020. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Noninterest income for the six month ended June 30, 2020, includes a $310,000 gain in proceeds from bank-owned life insurance.

For the six months ended June 30, 2021, noninterest expense totaled $11.2 million, a decrease of $264,000 compared to $11.4 million for the six months ended June 30, 2020. On a year-over-year comparative basis, noninterest expense decreased primarily due to a decrease in OREO expense of $890,000 which included the write-down of $727,000 on a property during 2020. Offsetting that decrease were increases in salaries and employee benefits and professional fees of $508,000 and $144,000, respectively.

The efficiency ratio for the six months ended June 30, 2021 increased to 61.72%, compared to 56.49% for the six months ended June 30, 2020. The increase is attributed to the decrease in total interest and noninterest income.

The Company recorded an income tax provision of $1.6 million for the six months ended June 30, 2021, compared to $1.9 million for the same period in 2020. The effective tax rate for the six months ended June 30, 2021 was 28.16%, compared to 28.56% for the six months ended June 30, 2020.

Quarter Ended June 30, 2021:

For the quarter ended June 30, 2021, the Company reported net income of $2.7 million and earnings per diluted share of $0.16, compared to net income of $2.0 million and $0.12 per diluted share for the same period ended June 30, 2020. Net income for the immediately trailing quarter ended March 31, 2021 was $1.4 million and $0.08 per diluted share.

Net interest income was $8.9 million for the quarter ended June 30, 2021, representing a $1.2 million, or 15.27%, increase compared to the same period ended June 30, 2020. The increase in net interest income is driven by additional income generated by loan and investment portfolio growth. The Company's net interest margin decreased from 3.39% to 3.22% between the quarters ended June 30, 2020 and June 30, 2021, respectively. The reduction in net interest margin is driven by the reduction in yields on all interest earning assets, partially offset by a decrease in average rate paid on deposits. Net interest income during the quarter ended June 30, 2021 increased 10.5% from the $8.0 million reported during the quarter ended March 31, 2021. Included in net interest income for the quarter ended June 30, 2021 is the partial impact of the loan and investment purchases made during the second quarter.

Noninterest income for the quarter ended June 30, 2021 totaled $1.3 million, an increase of $108,000 from the $1.2 million in non-interest income reported for the quarter ended June 30, 2020. The increase is attributed to a $407,000 increase in the fair value of TRUPs, recorded as a $377,000 gain for the quarter ended June 30, 2021 compared to a $30,000 loss for the quarter ended June 30, 2020. The change in the fair value of TRUPs reflected in noninterest income was caused by a decrease in the LIBOR yield curve. Noninterest income for the quarter ended June 30, 2020, includes a $310,000 non-recurring gain in proceeds from bank-owned life insurance. Noninterest income increased $1.5 million between the quarters ended March 31, 2021 and June 30, 2021. The increase is attributed to the change in the fair value of junior subordinated debentures, which was reported as a $1.0 million loss during the quarter ended March 31, 2021.

Noninterest expense for the quarter ended June 30, 2021 totaled $5.6 million, reflecting a $84,000 decrease over $5.7 million reported for the quarter ended June 30, 2020, and a $40,000 increase from the quarter ended March 31, 2021 . Noninterest expense for the quarter ended June 30, 2020 includes a $726,000 write down on OREO and lower employee salary expense due to reduced work hours as a result of COVID-19.

The Company recorded an income tax provision of $1.1 million for the quarter ended June 30, 2021, compared to $798,000 for the quarter ended June 30, 2020, and $537,000 for the quarter ended March 31, 2021. The effective tax rate for the quarter ended June 30, 2021 was 28.48%, compared to 28.40% and 27.6% for the quarters ended June 30, 2020 and March 31, 2021, respectively.

Balance Sheet Review

Total assets increased $138.4 million, or 12.67%, between June 30, 2021 and December 31, 2020. Gross loan balances increased $185.7 million and $84.6 million in investment securities. As a result of growth in the loan and investment portfolios, total cash and cash equivalents decreased $133.2 million between December 31, 2020 and June 30, 2021. Unfunded loan commitments decreased from $216.8 million at December 31, 2020 to $192.5 million at June 30, 2021. OREO balances decreased from $5.0 million at December 31, 2020 to $4.8 million at June 30, 2021. The reduction is attributed to the receipt of partial proceeds on the sale of one OREO property during the quarter.

Total deposits increased $137.8 million, or 14.46%, to $1.09 billion during the six months ended June 30, 2021. This increase was due to increases of $50.2 million in noninterest bearing deposits, $76.8 million in NOW and money market accounts, $9.1 million in savings accounts, and an increase of $1.6 million in time deposits. In total, NOW, money market and savings accounts increased 17.22% to $585.2 million at June 30, 2021, compared to $499.2 million at December 31, 2020. Noninterest bearing deposits increased 12.82% to $442.1 million at June 30, 2021, compared to $391.9 million at December 31, 2020. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $137.0 million.

Shareholders’ equity at June 30, 2021 was $118.4 million, an increase of $558,000 from shareholders’ equity of $117.8 million at December 31, 2020. This increase in equity was the result of net retained earnings and the decrease in accumulated other comprehensive loss. At June 30, 2021 there was an accumulated other comprehensive loss of $638,000, as compared to an accumulated other comprehensive loss of $728,000 at December 31, 2020. The change from December 31, 2020 to June 30, 2021 was the result of a gain on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the six month period ended.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on June 22, 2021. The dividend was payable on July 16, 2021, to shareholders of record as of July 6, 2021. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $1.2 million for the six months ended June 30, 2021, compared to a provision of $2.1 million for the six months ended June 30, 2020. Net loan charge-offs totaled $523,000 for the six months ended June 30, 2021, as compared to net loan charge-offs of $1.2 million for the six months ended June 30, 2020. Net charge-offs totaled $174,000 for the quarter ended June 30, 2021, compared to $686,000 and $348,000 for the quarters ended June 30, 2020 and March 31, 2021, respectively. The provision recorded during the year is attributed to loan portfolio growth, agricultural loan downgrades,student loan charge-offs, partially offset by the continuation of the positive trend in non-consumer loss factor adjustments. For the six months ended June 30, 2020 the provision recorded was attributed to growth of the loan portfolio, net charge-offs, and economic uncertainty resulting from COVID-19. In 2020, the Company had executed a total of 28 payment deferrals or modifications on outstanding loan balances of $70.0 million in connection with the COVID-19 relief provided by the CARES Act and interagency guidance issued in March 2020. The Company has not recognized any losses on the loan modifications and as of June 30, 2021, there were no modifications outstanding.

The Company's allowance for loan loss totaled 1.09% of the loan portfolio at June 30, 2021, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is from improved credit quality resulting from an increase in residential mortgage loans purchased during the quarter. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical loss rates. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at June 30, 2021 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $962,000 between December 31, 2020 and June 30, 2021 to $16.6 million. Nonperforming assets as a percentage of total assets decreased from

1.61% at December 31, 2020 to 1.35% at June 30, 2021. The decrease in nonperforming assets is primarily attributed to the reduction in past due loans more than 90 days and still accruing interest from $513,000 at December 31, 2020 to $156,000 at June 30, 2021. Additionally, total restructured loans decreased $353,000 between December 31, 2020 and June 30, 2021, and nonaccrual loans decreased $231,000 between December 31, 2020 and June 30, 2021 to $11.3 million. OREO balances decreased from $5.0 million at December 31, 2020 to $4.8 million at June 30, 2021.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, or other similar outbreaks, including the effects of the steps being taken to address the pandemic and their impact on the Company’s markets, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's markets, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (10) uncertainty regarding the replacement of LIBOR, and (11) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2020, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2021	December 31, 2020	June 30, 2020
Assets
Cash and non-interest-bearing deposits in other banks	$43,240	$29,490	$34,985
Due from Federal Reserve Bank ("FRB")	117,668	264,579	194,556
Cash and cash equivalents	160,908	294,069	229,541

Investment securities (at fair value)
Available-for-sale ("AFS") securities	166,976	82,341	92,877
Marketable equity securities	3,791	3,851	3,862
Total investment securities	170,767	86,192	96,739
Loans	841,103	655,411	649,654
Unearned fees and unamortized loan origination costs - net	946	(1,064)	(1,004)
Allowance for credit losses	(9,200)	(8,522)	(8,862)
Net loans	832,849	645,825	639,788

Premises and equipment - net	8,877	9,110	9,441
Accrued interest receivable	8,600	8,164	9,146
Other real estate owned	4,753	5,004	5,018
Goodwill	4,488	4,488	4,488
Deferred tax assets - net	3,063	2,907	2,574
Cash surrender value of life insurance	21,904	20,715	20,279
Operating lease right-of-use assets	2,600	2,864	3,065
Other assets	12,246	13,316	11,294
Total assets	$1,231,055	$1,092,654	$1,031,373

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$442,140	$391,897	$362,010
Interest-bearing	648,302	560,754	531,102
Total deposits	1,090,442	952,651	893,112

Operating lease liabilities	2,707	2,967	3,168
Other liabilities	8,288	8,305	7,862
Junior subordinated debentures (at fair value)	11,253	10,924	9,771
Total liabilities	1,112,690	974,847	913,913

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,010,288 at June 30, 2021, 17,009,883 at December 31, 2020, and 16,977,239 at June 30, 2020.	59,496	59,397	59,181
Retained earnings	59,507	59,138	58,680
Accumulated other comprehensive loss	(638)	(728)	(401)
Total shareholders' equity	118,365	117,807	117,460
Total liabilities and shareholders' equity	$1,231,055	$1,092,654	$1,031,373

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Interest Income:
Interest and fees on loans	$8,708	$8,071	$7,849	$16,779	$16,348
Interest on investment securities	654	387	356	1,041	784
Interest on deposits in FRB	42	62	38	104	605
Total interest income	9,404	8,520	8,243	17,924	17,737

Interest Expense:
Interest on deposits	468	427	447	895	1,111
Interest on other borrowed funds	45	46	83	92	180
Total interest expense	513	473	530	987	1,291
Net Interest Income	8,891	8,047	7,713	16,937	16,446
Provision for Credit Losses	826	375	428	1,201	2,134
Net Interest Income after Provision for Credit Losses	8,065	7,672	7,285	15,736	14,312

Noninterest Income:
Customer service fees	692	656	618	1,348	1,346
Increase in cash surrender value of bank-owned life insurance	138	132	127	269	258
Unrealized gain (loss) on fair value of marketable equity securities	—	(60)	71	(60)	85
Gain on proceeds from bank-owned life insurance	—	—	310	—	310
Gain (loss) on fair value of junior subordinated debentures	377	(1,033)	(30)	(656)	1,469
Gain on sale of assets	—	—	—	13	—
Other	115	133	118	248	328
Total noninterest income	1,322	(172)	1,214	1,162	3,796

Noninterest Expense:
Salaries and employee benefits	2,893	3,024	2,414	5,917	5,409
Occupancy expense	837	856	869	1,693	1,723
Data processing	148	87	135	235	247
Professional fees	865	827	691	1,690	1,546
Regulatory assessments	123	166	77	289	162
Director fees	92	92	94	184	188
Correspondent bank service charges	23	19	17	42	33
Net cost on operation and sale of OREO	18	25	780	43	933
Other	606	469	612	1,077	1,193
Total noninterest expense	5,605	5,565	5,689	11,170	11,434

Income Before Provision for Taxes	3,782	1,935	2,810	5,728	6,674
Provision for Taxes on Income	1,077	537	798	1,613	1,906
Net Income	2,705	1,398	2,012	$4,115	$4,768

Basic earnings per common share	$0.16	$0.08	$0.12	$0.24	$0.28
Diluted earnings per common share	$0.16	$0.08	$0.12	$0.24	$0.28
Weighted average basic shares for EPS	17,010,288	17,010,131	16,975,588	17,010,210	16,974,845
Weighted average diluted shares for EPS	17,032,878	17,026,752	16,988,778	17,027,477	16,992,223

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Average Balances:
Loans (1)	$762,090	$669,723	$636,840	$716,162	$619,950
Investment securities	164,908	103,236	97,209	134,243	89,655
Interest-bearing deposits in FRB	180,061	258,918	182,755	219,272	180,751
Total interest-earning assets	1,107,059	1,031,877	916,804	1,069,677	890,356
Allowance for credit losses	(8,552)	(8,507)	(9,124)	(8,535)	(8,515)
Cash and due from banks	48,415	41,650	28,432	45,051	28,857
Other real estate owned	4,965	5,074	5,969	5,019	6,452
Other non-earning assets	71,387	60,641	64,224	66,048	62,845
Total average assets	$1,223,274	$1,130,735	$1,006,305	$1,177,260	$979,995

Interest-bearing deposits	$637,444	$578,513	$516,271	$608,141	$508,648
Junior subordinated debentures	10,961	10,896	8,494	10,929	9,605
Total interest-bearing liabilities	648,405	589,409	524,765	619,070	518,253

Non-interest-bearing deposits	446,352	412,455	352,309	429,513	333,330
Other liabilities	9,657	9,914	10,120	9,773	9,899
Total liabilities	1,104,414	1,011,778	887,194	1,058,356	861,482
Total equity	118,860	118,957	119,111	118,904	118,513
Total liabilities and equity	$1,223,274	$1,130,735	$1,006,305	$1,177,260	$979,995

Average Rates:
Loans (1)	4.58%	4.89%	4.96%	4.72%	5.30%
Investment securities	1.59%	1.52%	1.47%	1.56%	1.76%
Interest-bearing deposits in FRB	0.09%	0.10%	0.08%	0.10%	0.67%
Earning assets	3.41%	3.35%	3.62%	3.38%	4.01%
Interest bearing deposits	0.29%	0.30%	0.35%	0.30%	0.44%
Total deposits	0.17%	0.17%	0.21%	0.17%	0.27%
Junior subordinated debentures	1.65%	1.71%	3.93%	1.70%	3.77%
Total interest-bearing liabilities	0.32%	0.33%	0.41%	0.32%	0.50%
Net interest margin (2)	3.22%	3.16%	3.39%	3.19%	3.72%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Cash and cash equivalents	$160,908	$307,909	$294,069	$323,332	$229,541
Investment securities	170,767	147,340	86,192	91,782	96,739
Loans	842,049	674,489	654,347	660,444	648,650
Allowance for credit losses	(9,200)	(8,549)	(8,522)	(8,708)	(8,862)
Net loans	832,849	665,940	645,825	651,736	639,788
Other assets	66,531	65,747	66,568	67,097	65,305
Total assets	$1,231,055	$1,186,936	$1,092,654	$1,133,947	$1,031,373

Non-interest-bearing	$442,140	$429,005	$391,897	$430,028	$362,010
Interest-bearing	648,302	618,776	560,754	564,755	531,102
Total deposits	1,090,442	1,047,781	952,651	994,783	893,112
Other liabilities	22,248	21,822	22,196	21,111	20,801
Total liabilities	1,112,690	1,069,603	974,847	1,015,894	913,913
Total shareholders' equity	118,365	117,333	117,807	118,053	117,460
Total liabilities and shareholder's equity	$1,231,055	$1,186,936	$1,092,654	$1,133,947	$1,031,373

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total interest income	$9,404	$8,520	$8,496	$7,968	$8,107
Total interest expense	513	473	499	500	530
Net interest income	8,891	8,047	7,997	7,468	7,577
Provision for credit losses	826	375	631	4	428
Net interest income after provision for credit losses	8,065	7,672	7,366	7,464	7,149

Total non-interest (loss) income	1,322	(159)	467	911	1,214
Total non-interest expense	5,605	5,565	5,260	5,210	5,553
Income before provision for taxes	3,782	1,948	2,573	3,165	2,810
Provision for taxes on income	1,077	537	651	894	798
Net income	$2,705	$1,411	$1,922	$2,271	$2,012

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	June 30, 2021	December 31, 2020	June 30, 2020
RE construction & development	10,940	11,057	11,109
Agricultural	325	439	514
Total nonaccrual loans	$11,265	$11,496	$11,623

Loans past due 90 days and still accruing	156	513	269
Restructured loans	412	535	2,105
Total nonperforming loans	$11,833	$12,544	$13,997
Other real estate owned	4,753	5,004	5,018
Total nonperforming assets	$16,586	$17,548	$19,015

Nonperforming loans to total gross loans	1.41%	1.91%	2.15%
Nonperforming assets to total assets	1.35%	1.61%	1.84%
Allowance for credit losses to nonperforming loans	77.75%	67.94%	63.31%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Return on average assets	0.89%	0.80%	0.71%	0.98%
Return on average equity	9.15%	6.80%	7.00%	8.09%
Net charge-off to average loans	0.09%	0.43%	0.15%	0.38%

	June 30, 2021	December 31, 2020
Shares outstanding - period end	17,010,288	17,009,883
Book value per share	$6.96	$6.93
Efficiency ratio (1)	61.72%	58.74%
Total impaired loans	$11,834	$13,376
Net loan to deposit ratio	76.38%	67.79%
Allowance for credit losses to total loans	1.09%	1.30%
Tier 1 capital to adjusted average assets (leverage)
Company	10.28%	11.37%
Bank	10.11%	11.17%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30,
	2021	2020	Change $	Change %
Net income	$4,115	$4,768	$(653)	(13.70)%

Junior subordinated debenture (1) fair value adjustment	(656)	1,469
Write down on OREO (2)	—	(727)
Loss on sale of OREO (2)	—	(113)
Total non-core items	(656)	629

Income tax effect	190	(182)
Non-core items net of taxes	(466)	447

Non-GAAP core net income	$4,581	$4,321	$260	6.02%

(1)Junior subordinated debenture fair value adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.
(2)Write down or Loss on sale of OREO is considered a one-time event and therefore is not part of Core Income.